SHAREHOLDER EXCHANGE AGREEMENT

This Shareholder Exchange Agreement ("Agreement") is made and entered into this _____ day of _____, 2012, by and between ________________ ("Shareholder") and United Security Bancshares ("USB"), a California corporation.

A.	WHEREAS, the Articles of Incorporation of USB authorize the issuance of up to 20,000,000 shares of its no par value common stock ("USB Common Stock");

B.	WHEREAS, Shareholder is a director and shareholder of USB and desires to contribute to the capital of USB by exchanging debt in the form of a note issued USB to Shareholder for shares of newly issued and authorized USB common stock at the price per share of $___ per share;

NOW, THEREFORE, IT IS HEREBY MUTUALLY AGREED by and between USB and Shareholder as follows:

1.	Exchange. USB and Shareholder agree to exchange Shareholder’s note issued by USB in the principal amount of $______, including any accrued interest for whole shares of USB common stock at the price per share of $______ (which the parties agree is the fair market value per share of USB common stock as of the date of the transaction) (the “Exchange”). USB and Shareholder agree that no fractional shares of USB common stock will be issued by USB, and any unconverted amount shall be paid to the Shareholder in cash. The Exchange shall be effective at the close of business on _________ (“Effective Date”), provided that the exchange shall not occur during any black out period for trading of USB common stock by insiders of USB.

2.	Trade Blackout. In addition to any other trading blackout period, Shareholder agrees not to enter any orders for or make any purchase or sale of any shares of USB common stock between the date of the board of directors of USB approving the Exchange and prior to the Effective Date.

3.	Restricted Stock, Notices and Filings. Shareholder acknowledges that Shareholder will receive restricted stock in the Exchange, and Shareholder agrees with USB that such shares of stock will carry a restrictive transfer legend and be subject to the conditions in Rule 144 as to any resale of such restricted stock.

Shareholder further acknowledges that under the federal securities laws, Shareholder will be responsible for the timely filing of a Form 4 for the acquisition of shares of common stock of USB in the Exchange. USB agrees to file an 8-K and Form D to report the issuance of shares of common stock of USB for the Exchange and related issuance of stock in a private placement by USB.

4.	Termination. This Agreement may be terminated at any time prior to the Effective Time by the mutual consent of USB and the Shareholder.

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5.	Board of Directors Approval. The Exchange is subject to USB Board of Directors approval of the Exchange.

6.	Shareholder Representations.

In that the Exchange as set forth Paragraph 1 will be made pursuant to exemptions in securities laws for private placement offerings, it is necessary that the Shareholder make a representation that would qualify the Shareholder to participate in such exchange. Therefore, Shareholder represents that Shareholder qualifies as an "accredited investor" by meeting the specific criteria presented below.

1.	Shareholder is a director or executive officer of the USB;

2.	Shareholder is a natural person whose individual net worth, excluding his or her primary home or residence, or whose joint net worth, excluding their primary home or residence with that person's spouse, at the time of his/her purchase exceeds $1,000,000; or

3.	Shareholder is a natural person whose income exceeded $200,000 in each of the two most recent years or whose joint income with that person's spouse exceeded $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

In addition, Shareholder represents that Shareholder has either or both (i) a preexisting personal or business relationship of a nature and duration with any of the directors or officers of USB such that Shareholder would be aware of the character, business acumen and general business and financial circumstances of such director or officer or (ii) by reason of business or financial experience the ability to evaluate the merits and risks of transactions contemplated by this Agreement, including the Exchange contemplated in paragraph 1 of the Agreement and Shareholder has the capacity to protect Shareholder's interest in the transactions contemplated by this Agreement, including the Exchange contemplated in paragraph 1 of the Agreement.

In addition, Shareholder represents that Shareholder as a result of the Exchange will not be an owner of 10% or more of USB’s outstanding common stock as determined pursuant to NASDAQ Rules, including Rule 5635(b).

Finally, Shareholder represents that Shareholder has consulted with his or her tax counsel or accountant on the income tax effects of the Exchange and understands the tax consequences of the Exchange with respect to Shareholder.

7.	Governing Law. This Agreement shall be construed and governed by the laws of the State of California.

8.	Entire Agreement. This Agreement constitutes the sole and only agreement of the parties hereto respecting the sale and purchase of the shares of USB's Common Stock and correctly sets forth the rights, duties and obligations of each party to the other in relation thereto as of this date.

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Any prior agreements, promises, negotiations or representations concerning the subject matter of this Agreement not expressly set forth in this Agreement are of no force or effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in _________, _______________, on the date first above written.

SHAREHOLDER	UNITED SECURITY BANCSHARES

By:
Its:

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